Exhibit 10.1

MASTER SERVICES AGREEMENT

This Master Services Agreement (this “Agreement”), effective as of the 22nd day of April 2011 (the “Effective Date”), is entered into by and between: Pro-Pharmaceuticals, Inc., a company incorporated under the laws of the State of Nevada, USA, with its principal office located at 7 Wells Avenue, Suite 34, Newton, MA 02459 (“Company”); and Sigma-Aldrich, Inc., a company incorporated under the laws of the State of Wisconsin, USA (“SAFC”). Company and SAFC are hereinafter sometimes referred to separately as a “Party” or together as the “Parties”.

RECITALS

WHEREAS, Company is a development-stage company engaged in the discovery, development, and commercialization of first-in-class, targeted therapeutic compounds for advanced treatment of cancer, liver, and inflammatory diseases;

WHEREAS, SAFC develops, manufactures and sells a broad range of chemical compounds globally as key components in high technology manufacturing;

WHEREAS, Company desires to engage SAFC, from time to time, to provide services for individual projects in accordance with mutually agreed upon Work Orders (as discussed below) specifying the details of the services and the related terms and conditions.

NOW, THEREFORE, in consideration of the above premises and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

1.0	SCOPE OF THE AGREEMENT; WORK ORDERS; NATURE OF SERVICES;

(a)	SCOPE OF AGREEMENT.

As a “master” form of contract, this Agreement allows the parties to contract for multiple projects through the issuance of multiple Work Orders (as discussed in Section 1(b) below), without having to re-negotiate the basic terms and conditions contained herein. This Agreement covers the provision of services by SAFC and SAFC corporate affiliates (see Section 13) and, accordingly, this Agreement represents a vehicle by which Company can efficiently contract with SAFC and its corporate affiliates for a broad range of services.

(b)	WORK ORDERS.

The specific details of each project under this Agreement (each “Project”) shall be separately negotiated and specified in writing on terms and in a form acceptable to the parties (each such writing, a “Work Order”). A sample Work Order is attached hereto as Exhibit A. Each Work Order will include, as appropriate, the scope of work, time line, and budget and payment schedule. Each Work Order shall be subject to all of the terms and conditions of this Agreement, in addition to the specific details set forth in the Work Order. To the extent any terms or provisions of a Work Order conflict with the terms and provisions of this Agreement, the terms and provisions of this Agreement shall control, except to the extent that the applicable Work Order expressly and specifically states an intent to supersede the Agreement on a specific matter. All Work Orders and other exhibits hereto shall be deemed to be incorporated herein by reference.

(c)	NATURE OF SERVICES.

The services covered by this Agreement may include strategic planning, expert consultation, clinical trial services, statistical programming and analysis, data processing, data management, regulatory, clerical, project management, central laboratory services, pre-clinical services, pharmaceutical sciences services, medical device services, and other research and development services requested by Company and agreed to by SAFC as set forth in the relevant Work Order (collectively, the “Services”). SAFC and Company, where appropriate, shall cooperate in the completion of a Transfer of Obligations Form in conjunction with the relevant Work Order. Any responsibilities not specifically transferred in the Transfer of Obligations Form shall remain the regulatory Responsibility of Company. The obligations that have been transferred to SAFC will be provided in a 1571 form to the FDA.

2.0	PAYMENT OF FEES AND EXPENSES.

Company will pay SAFC for fees, expenses and pass-through costs in accordance with the budget and payment schedule contained in each Work Order. Company agrees that the budget and payment schedule for each Work Order will be structured in an effort to maintain cash neutrality for SAFC (with respect to the payment of professional fees, pass-through costs and otherwise). Company agrees that a prepayment may be necessary for SAFC to maintain cash neutrality over the term of the Work Order taking into account payment terms agreed upon between the parties (see Work Order for details and terms). Unless otherwise agreed in a particular Work Order, the following shall apply: (a) SAFC will invoice Company monthly for the fees, expenses and pass-through costs incurred in performing the Services; and, (b) Company shall pay each invoice within thirty (30) days of the date of the invoice. If any portion of an invoice is disputed, then Company shall pay the undisputed amounts as set forth in the preceding sentence and the parties shall use good faith efforts to reconcile the disputed amount as soon as practicable. Company shall pay SAFC interest in an amount equal to one percent (1%) per month of all undisputed amounts owing hereunder and not paid within thirty (30) days of the date of the invoice.

3.0	TERM.

This Agreement shall commence on the date it has been signed by all parties and shall continue for a period of three (3) years from the date of execution, or until terminated by either party in accordance with Section 16 below.

4.0	CHANGE ORDERS.

Any (a) change in the details of a Work Order, even if a fixed price Work Order, or (b) change in the assumptions upon which the Work Order is based (including, but not limited to, changes in an agreed starting date for a Project or suspension of the Project by Company) may require changes in the budget and/or time lines, and shall require a written amendment to the Work Order (a “Change Order”) – see Exhibit B. Each Change Order shall detail the requested changes to the applicable task, responsibility, duties, budget, time line or other matters. The Change Order will become effective upon the execution of the Change Order by both parties, and will include a specified period of time (as agreed upon by the parties) within which SAFC will implement the changes. Both parties agree to act in good faith and promptly when considering a Change Order requested by the other party. SAFC reserves the right to postpone effecting material changes in the Project’s scope until such time as the parties agree to execute the corresponding Change Order. For any Change Order that affects the scope of the regulatory obligations that have been transferred to SAFC, SAFC and Company- shall execute a corresponding amendment to the Transfer of Obligations Form. Company shall provide such changes to the FDA on the 1571 form and will file such amendment where appropriate, or as required by law or regulation.

5.0	CONFIDENTIALITY.

It is understood that during the course of this Agreement, SAFC and its employees may be exposed to data and information (hereinafter “Company Confidential Information”) written or verbal, tangible or intangible, made available, disclosed, or otherwise made known to SAFC and its employees as a result of Services under this Agreement, shall be considered confidential and shall be considered the sole property of Company. All information regarding SAFC’ operations, methods, and pricing and all SAFC Property (as defined in Section 6.0 below), disclosed by SAFC to Company in connection with this Agreement is proprietary, confidential information belonging to SAFC (the “SAFC Confidential Information”, and together with the Company Confidential Information, the “Confidential Information”). The Confidential Information shall be used by the receiving party and its employees only for purposes of performing the receiving party’s obligations hereunder. Each party agrees that it will not reveal, publish or otherwise disclose the Confidential Information of the other party to any third party without the prior written consent of the disclosing party. Each party agrees that it will not disclose the terms of this Agreement or any Work Order to any third party without the prior written consent of the other party, which shall not unreasonably be withheld. These obligations of confidentiality and nondisclosure shall remain in effect for a period of five (5) years after the completion or termination of the applicable Work Order.

The foregoing obligations shall not apply to Confidential Information to the extent that it: (a) is or becomes generally available to the public other than as a result of a disclosure by the receiving party; (b) becomes available to the receiving party on a non-confidential basis from a source which is not prohibited from disclosing such information; (c) was developed independently of any disclosure by the disclosing party or was known to the receiving party prior to its receipt from the disclosing party, as shown by contemporaneous written evidence; or, (d) is required by law or regulation to be disclosed, provided however that the other party is promptly notified in writing of such requirement prior to, if practicable, disclosure and given an opportunity to obtain a suitable protective order.

6.0	OWNERSHIP AND INVENTIONS.

All data, information, inventions, improvements in know-how, new uses, processes and compounds relating to the subject drug(s) and or products(s) covered by this Agreement and/or applicable Work Orders that are conceived, generated, derived, or reduced to practice by SAFC as the result of the Services performed by SAFC under this Agreement shall be and remain the exclusive property of Company and SAFC agrees to assign its rights in all such inventions and/or related patents to Company. Notwithstanding the foregoing, Company acknowledges that SAFC possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, procedure manuals, personnel data, financial information, computer technical expertise and software, which have been independently developed by SAFC and which relate to its business or operations (collectively “SAFC’ Property”). Company and SAFC agree that any SAFC Property or improvements thereto which are used, improved, modified or developed by SAFC under or during the term of this Agreement are the sole and exclusive property of SAFC.

7.0	RECORDS AND MATERIALS.

At the completion of the Services by SAFC, all materials, information and all other data owned by Company, regardless of the method of storage or retrieval, shall be delivered to Company in such form as is then currently in the possession of SAFC, subject to the payment obligations set forth in Section 2 herein. Alternatively, at Company’s written request, such materials and data may be retained by SAFC for benefit of the Company for an agreed-upon time period, or disposed of pursuant to the written directions of Company. Company shall pay the costs associated with any of the above options and shall pay a to-be-determined fee for storage by SAFC of records and materials after completion or termination of the Services. SAFC, however, reserves the right to retain, at its own cost and subject to the confidentiality provisions herein, one copy of all materials for its corporate files. Nothing in this Agreement shall be construed to transfer from Company to SAFC any FDA or regulatory record-keeping requirements unless such transfer is specifically provided for in the applicable Transfer of Obligations Form.

8.0	INDEPENDENT CONTRACTOR RELATIONSHIP.

Except as provided in Article 10.0 herein, for the purposes of this Agreement, the parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint venturers and neither party shall have the power or right to bind or obligate the other party or shall hold itself out as having such authority. If, however, Company desires to conduct clinical trials in one or more countries that require a local company or representative, and Company does not have an office in those countries, then Company may request that SAFC or its affiliates serve as its agent for that purpose, and the parties will include in the Work Order an attachment regarding local representative duties.

9.0	REGULATORY COMPLIANCE; INSPECTIONS.

SAFC agrees that its Services will be conducted in compliance with ICH Guidelines, Good Clinical Practices (GCP), Good Manufacturing Practices, (GMP) all applicable laws, rules and regulations, including but not limited to the Federal Food, Drug and Cosmetic Act and the regulations promulgated pursuant thereto, and with the standard of care customary in the contract research organization industry. SAFC standard operating procedures will be used in performance of the Services, unless otherwise specifically stated in the Work Order. SAFC certifies that it has not been debarred by the FDA pursuant to Section (a) or (b) of 21 U.S.C. Section 335a, and that it will not knowingly employ any person or entity that has been so debarred to perform any Services under this Agreement. Company represents and certifies that it will not require SAFC to perform any assignments or tasks in a manner that would, or potentially would violate any applicable law or regulation or scientific standard. Company further represents that it will cooperate with SAFC in taking any actions that SAFC reasonably believes are necessary to comply with the regulatory obligations that have been transferred to SAFC.

Each party acknowledges that the other party may respond independently to any regulatory correspondence or inquiry in which such party or its affiliates are named. Company may review and approve SAFC responses with respect to Company’s study or Project, but such approval shall not be unreasonably withheld. Each party, however, shall: a) notify the other party promptly of any FDA or other governmental or regulatory inspection or inquiry concerning any study or Project of Company in which SAFC is providing Services, and such inspection or inquiry relates to or affects such Services, including but not limited to; inspections of investigational sites or laboratories; b) forward to the other party copies of any correspondence from any regulatory or governmental agency relating to such a study or Project, including, but not limited to; FDA Form 483 notices, and FDA refusal to file, rejection or warning letters, even if they do not specifically mention the other party; and, c) obtain the written consent of the other party, which will not unreasonably be withheld, before referring to the other party or any of its affiliates in any regulatory correspondence. Where reasonably practicable, each party will be given the opportunity to have a representative present during an FDA or regulatory inspection. Each party, however, acknowledges that it may not direct the manner in which the other party fulfills its obligations to permit inspection by governmental entities.

Each party agrees that, during an inspection by the FDA or other regulatory authority, concerning any study or Project of Company in which SAFC is providing Services, it will not disclose information and materials that are not required to be disclosed to such agency, without the prior written consent of the other party, which consent shall not unreasonably be withheld. Such information and materials includes, but are not limited to, the following: 1) financial data and pricing data (including, but not limited to, the budget and payment sections of the Work Order); 2) sales data (other than shipment data); and 3) personnel data (other than data as to qualification of technical and professional persons performing functions subject to regulatory requirements.)

During the term of this Agreement, SAFC will permit Company’s representatives (unless such representatives are competitors of SAFC) to examine or audit the work performed hereunder and the facilities at which the work is conducted upon reasonable advance notice during regular business hours to determine that the Project assignment is being conducted in accordance with the agreed task and that the facilities are adequate. All information disclosed, revealed to or ascertained by Company in connection with any such audit or examination or in connection with any correspondence between SAFC and any regulatory authorities (including any FDA Form 483 notices) shall be deemed to constitute SAFC Confidential Information for purposes of this Agreement. Company shall reimburse SAFC for its time and expenses (including reasonable attorney fees and the costs of responding to findings) associated with any inspection, audit or investigation relating to the Services (“Inspection”) instigated by Company or by a governmental authority, unless such Investigation finds that SAFC breached this Agreement or any applicable law or regulation (see Work Order for details and terms).

10.0	INDEMNITY.

Company shall indemnify and hold SAFC and its affiliates harmless and forever release and discharge SAFC and its affiliates from and against all losses, liabilities, damages and expenses (including attorneys’ fees and costs) (“Losses”) that SAFC and its affiliates may suffer or incur as a result of any claims, demands, actions or other proceedings made or instituted by a third party to which SAFC is or may become subject insofar as they arise out of, or alleged or claimed to arise out of (a) any injury to or death of any person participating in any project or study, (b) the negligence or intentional misconduct of Company or its affiliates, or its or their directors, officers, employees or agents, (c) any breach of this Agreement or any Work Order by Company or its affiliates, or its or their directors, officers, employees or agents; (d) any theory of product liability (including, without limitation, actions in the form of tort, warranty or strict liability), (e) any patent infringement action relating, to Company’s compounds or products, or (f) the use or consumption of any compound or product by Company or any third party.

SAFC shall indemnify Company and its affiliates from and against all losses, liabilities, damages and expenses (including reasonable attorneys’ fees and costs) that Company and its affiliates may suffer or incur as a result of any claims, demands, actions or other proceedings made or instituted by a third party against any of them arising out of or relating to the Services performed under this Agreement or any Work Order to the extent that such claims, demands, actions or other proceedings directly result from (a) any material breach of SAFC of its obligations under this Agreement, or (b) the gross negligence, recklessness or intentional acts or omissions of SAFC.

11.0	PROCEDURE.

The party that intends to claim indemnification under this Article (the “Indemnitee”) shall promptly notify the indemnifying party (the “Indemnitor”) for any loss, claim, damage, liability or action with respect to which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Indemnitee whether or not such loss, claim, damage, liability or action is rightfully brought; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor if Indemnitor does not assume the defense, or, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other person represented by such counsel in such proceedings. The indemnity agreement in this Article shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action, if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably. The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, only if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article, but the omission to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article. The Indemnitor shall not settle the action or otherwise consent to an adverse judgment in such action that diminishes the rights or interest of the Indemnitee without the express consent of the Indemnitee. The Indemnitee under this Article, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigations of any action, claim or liability covered by this indemnification. The Indemnitee shall keep the Indemnitor informed of any investigation and the Indemnitor shall have the right to review and comment on the conduct of the investigation.

LIMITATION OF LIABILITY.

NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (SUCH AS LOST PROFITS) OR ANY SPECIAL OR PUNITIVE DAMAGES ARISING OUT OF THE PERFORMANCE OF THIS AGREEMENT, WHETHER BASED ON CONTRACT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE AND REGARDLESS OF WHETHER ANY PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES

THE MAXIMUM AGGREGATE LIABILITY OF SAFC TO COMPANY FOR ANY CAUSE OF ACTION (OR RELATED CAUSES OF ACTION) ARISING OUT OF OR RELATED TO THIS AGREEMENT AND THE DELIVERY OF THE PRODUCT OR SERVICE SHALL NOT EXCEED THE AMOUNT PAID BY COMPANY TO SAFC PURSUANT TO THIS AGREEMENT FOR THE PRODUCT OR SERVICE DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE CLAIM GIVING RISE TO THE LIABILITY.

COMPANY INSURANCE.

Without limiting its liability under this Agreement (except as may be otherwise expressly provided in this Agreement), during the Term and for five (5) years after the expiration or termination of this Agreement, Company shall obtain and maintain commercial general liability/product liability insurance with limits of not less than $10,000,000 per occurrence for general liability and product liability. With respect to all insurance coverage required under this Section (i) Company shall, promptly upon SAFC’s request, furnish SAFC with certificates of insurance evidencing such insurance and (ii) all policies shall include provisions for at least thirty (30) days’ prior written notice of cancellation. SAFC shall be named as an additional insured under the policies of insurance required by this Section.

SAFC INSURANCE.

Without limiting its liability under this Agreement (except as may be otherwise expressly provided in this Agreement), during the Term and for five (5) years after the expiration or termination of this Agreement, SAFC shall obtain and maintain commercial general liability/product liability insurance with limits of not less than $10,000,000 per occurrence for general liability and product liability. With respect to all insurance coverage required under this Section (i) SAFC shall, promptly upon Company’s request, furnish Company with certificates of insurance evidencing such insurance and (ii) all policies shall include provisions for at least thirty (30) days’ prior written notice of cancellation.

DISCLAIMER.

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT

12.0 TERMINATION.

Company may terminate this Agreement or any Work Order without cause at any time during the term of the Agreement on forty-five (45) days’ prior written notice to SAFC. Either party may terminate this Agreement or any Work Order for material breach upon thirty (30) days’ written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty (30) day period. During the 30-day cure period for termination due to breach; each party will continue to perform its obligations under the Agreement. If the termination notice is not due to a breach, or if the cure period has expired without a substantial cure of the breach, then the parties shall promptly meet to prepare a close out schedule, and SAFC shall cease performing all work not necessary for the orderly close out of the Services or required by laws or regulations. Either party may terminate this Agreement or any Work Orders immediately upon provision of written notice if the other party becomes insolvent or files for bankruptcy. Any written termination notice shall identify the specific Work Order or Work Orders that are being terminated.

If this Agreement or any Work Order is terminated, Company shall pay SAFC for all Services performed in accordance with this Agreement to the date of termination, and any applicable Work Order (see Work Order for details and terms) and reimburse SAFC for all costs and expenses incurred in performing those Services, including all non-cancelable costs incurred prior to termination but paid after the termination date. Company shall pay for all the work actually performed in accordance with this Agreement and the applicable Work Order, even if the parties’ original payment schedule spreads-out payments for certain services (examples are unit or milestone-based payments) or defers payments for certain services until the end of the Study. Company shall pay for all actual costs, including time spent by SAFC personnel (which shall be billed at SAFC standard daily rates in effect as of the date of the termination notice), incurred to complete activities associated with the termination and close-out of affected Projects, including the fulfillment of any regulatory requirements. In addition, if the termination is by Company without cause, or by SAFC for cause, and the total fees for the Project are greater than one million U.S. dollars in value, then Company shall pay to SAFC an amount equal to twenty percent (20%) of the budget for the remainder of Services that have not yet been performed, to cover SAFC’ costs associated with early termination (see Work Order for details and terms).

13.0	RELATIONSHIP WITH AFFILIATES.

Company agrees that SAFC may use the Services of its corporate affiliates, subject to prior written consent by the Company, to fulfill SAFC obligations under this Agreement and any Work Order. Any affiliate so used shall be subject to all of the terms and conditions applicable to SAFC under this Agreement or any Work Order, entitled to all rights and protections afforded SAFC under this Agreement or any Work Order. SAFC agrees that Company’s affiliates may use the services of SAFC (and its affiliates) under this Agreement. In such event, such Company’s affiliates shall be bound by all the terms and conditions of this Agreement and any Work Order and entitled to all rights and protections afforded Company under this Agreement and any Work Order. The term “affiliate” shall mean all entities controlling, controlled by or under common control with Company or SAFC, as the case may be. The term “control” shall mean the ability to vote fifty percent (50%) or more of the voting securities of any entity or otherwise having the ability to influence and direct the policies and direction of an entity.

13.0	COOPERATION; COMPANY DELAYS; DISCLOSURE OF HAZARDS.

Company shall forward to SAFC in a timely manner all documents, materials and information in Company’s possession or control necessary for SAFC to conduct the Services. SAFC shall not be liable to Company nor be deemed to have breached this Agreement or any Work Order, for errors, delays or other consequences arising from Company’s failure to timely provide documents, materials or information or to otherwise cooperate with SAFC in order for SAFC to timely and properly perform its obligations. If Company delays a project from its agreed starting date or suspends performance of a project for a period longer than fifteen (15) working days, then either: a) Company will pay the standard daily rate of the SAFC’ personnel assigned to the project, based on the percentage of their time allocated to the project, for the period of the delay beginning on the eleventh working day, in order to keep the Current team members; or, b) SAFC may re-allocate the personnel at its discretion, and Company will pay the costs of retraining new personnel. In addition, Company will pay all non-cancelable costs and expenses incurred by SAFC due to the delay and will adjust all timelines to reflect additional time required due to the delay. Company shall provide SAFC with all information available to it regarding known or potential hazards associated with the use of any substances supplied to SAFC by Company, and Company and SAFC shall comply with all current legislation and regulations concerning the shipment of substances by the land, sea or air.

14.0	FORCE MAJEURE.

In the event either party shall be delayed or hindered in or prevented from the performance of any act required, hereunder by reasons of strike, lockouts, labor troubles, inability to procure materials or services, failure of power or restrictive government or judicial orders or decrees, riots, insurrection, war, Acts of God, inclement weather or other reason or cause beyond that party’s control, then performance of such act (except for the payment of money owed) shall be excused for the period of such delay.

15.0	NOTICES AND DELIVERIES.

Any notice required or permitted to be given hereunder by either party hereunder shall be in writing and shall be deemed given on the date received if delivered personally or by a reputable overnight delivery service, or three (3) days after the date postmarked if sent by registered or certified mail, return receipt requested, postage prepaid to the following addresses:

If to SAFC.	If to Company:
SAFC	Pro-Pharmaceuticals, Inc.
3050 Spruce Street	7 Wells Avenue, Suite 34
St. Louis, Missouri 63103	Newton, MA 02459

Attention: Legal Department	Attention:	Maureen E. Foley
Chief Operating Officer

With a copy to: Tom Gelineau	With a copy to: Address as above
	Attention:	Anthony Squeglia
Chief Financial Officer

If Company delivers, ships, or mails materials or documents to SAFC, or requests that SAFC deliver, ship, or mail materials or documents to Company or to third parties, then the expense and risk of loss for such deliveries, shipments, or mailings shall be borne by Company, provided that SAFC followed Company’s written instructions for the materials that were delivered, shipped, or mailed. SAFC disclaims any liability for the actions or omissions of third party delivery services or carriers.

17.0	INFLATION ADJUSTMENTS.

Where services in a Work Order are provided by SAFC over multiple calendar years, SAFC may increase its fees at the beginning of each calendar year to reflect increases in SAFC’ business costs on a prospective basis only. SAFC’ overall cost increase for the next twelve (12) month period shall not exceed the percentage charge in the wages/earnings survey as published in the Economist (or as reported at WWW.ECONOMIST.COM) or the equivalent inflation index of the country where services are performed over the preceding twelve (12) month period (see Work Order for details and terms).

18.0	BINDING AGREEMENT AND ASSIGNMENT.

Except as stated above in Section 13, neither party may assign any of its rights or obligations under this Agreement to any party without the express, written consent of the other party; provided, however, that without such consent, either party may assign this Agreement in connection with the transfer or sale of all or substantially all of its assets, stock or business, or its merger with another entity, provided further, however, the assignee has the financial ability to fulfill assignor’s obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

19.0	CHOICE OF LAW, WAIVER AND ENFORCEABILITY.

This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of Missouri, exclusive of its conflicts of law provisions. The failure to enforce any right or provision herein shall not constitute a waiver of that right or provision. Any waiver of a breach of a provision shall not constitute a waiver of any subsequent breach of that provision. If any provisions herein are found to be unenforceable on the grounds that they are overly broad or in conflict with applicable laws, it is the intent of the parties that such provisions be replaced, reformed or narrowed so that their original business purpose can be accomplished to the extent permitted by law, and that the remaining provisions shall not in any way be affected or impaired thereby.

20.	SURVIVAL.

The rights and obligations of Company and SAFC, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to inventions, confidentiality, discoveries and improvements, indemnification and liability limitations) shall survive the termination of this Agreement or any Work Order.

21.0	ARBITRATION.

Any controversy or claim arising out of or relating to this Agreement or the breach thereof may be settled by arbitration administered by the American Arbitration Association (“AAA”) under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator shall be binding and may be entered in any court having jurisdiction thereof. If arbitration is demanded by SAFC, such arbitration shall take place in St. Louis, Missouri and if demanded by Company, in Boston MA. Such arbitration shall be conducted in English by one arbitrator mutually acceptable to the parties selected in accordance with AAA rules. The arbitrator shall not have the power to award any punitive damages or any damages excluded by this Agreement.

22.0	ENTIRE AGREEMENT, HEADINGS AND MODIFICATION.

This Agreement, together with the applicable Work Orders, contains the entire understandings of the parties with respect to the subject matter herein, and supersedes all previous agreements (oral and written), negotiations and discussions. The descriptive headings of the sections of this Agreement are inserted for convenience only and shall not control or affect the meaning or construction of any provision hereof. Any modifications to the provisions herein must be in writing and signed by the parties.

{Signature page follows}

IN WITNESS WHEREOF, THIS AGREEMENT has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

SIGMA-ALDRICH, INC.		PRO-PHARMACEUTICALS, INC.
3050 Spruce Street		7 Wells Avenue, Suite 34
St. Louis, Missouri 63103		Newton, MA 02459

By:	/s/ Gilles Cottier	By:	/s/ Peter G. Traber

Print Name:	Gilles Cottier		Peter G. Traber, M.D.

Title:	Executive Vice President	Title:	Chief Executive Officer

Date:	4-22-11	Date:	4-22-11